Exhibit 99.1

Press Release

BayCom Corp Reports 2026 First Quarter Earnings of $8.2 Million

WALNUT CREEK, CA, April 23, 2026--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $8.2 million, or $0.75 per diluted common share, for the first quarter of 2026, compared to earnings of $6.9 million, or $0.63 per diluted common share, for the fourth quarter of 2025 and $5.7 million, or $0.51 per diluted common share, for the first quarter of 2025.

Net income for the first quarter of 2026 increased $1.3 million, or 19.3%, compared to the fourth quarter of 2025. This increase was primarily the result of a $920,000 favorable change in the provision for credit losses, reflecting a net recovery of $670,000 in the current quarter compared to a $250,000 provision in the prior quarter, as well as a $660,000 increase in noninterest income and a $191,000 increase in net interest income. These changes were partially offset by a $340,000 increase in noninterest expense, primarily due to higher salaries and employee benefits, and a $109,000 increase in the provision for income taxes. Compared to the first quarter of 2025, net income increased $2.5 million, or 43.5%, primarily as a result of a $2.3 million increase in net interest income and a $1.3 million favorable change in the provision for credit losses, reflecting a net recovery in the current quarter compared to a $642,000 provision in the prior-year quarter, as well as a $105,000 increase in noninterest income. These changes were partially offset by a $517,000 increase in noninterest expense and a $738,000 increase in the provision for income taxes.

William Black, Executive Vice Chairman, commented, “I am excited to join BayCom and United Business Bank alongside my colleagues Chris Baron, the Company’s new President & Chief Executive Officer, and Kevin Thompson, the Company’s new Chief Financial Officer.  I want to thank the departing executives, who worked tirelessly over the past 22 years to create a well-respected institution with a strong foundation for future growth – a clean balance sheet, a strong deposit franchise, and a disciplined credit culture.”

Christopher Baron, President and Chief Executive Officer, commented, “I am excited to be working with the United Business Bank team, and I am grateful for the warm welcome and their continued commitment to the Bank’s clients and communities.  Our focus is on building a strong growth engine, enhancing our valuation, and pursuing larger, more transformational opportunities to complete our Western Region footprint.

For the first quarter of 2026, financial metrics show continued improvement, with growing net interest income and stable credit quality.  There were a number of unusual items in the quarter, including additional accretion income, an FHLB special dividend, a reversal of provision for credit losses, and other minor items, which collectively increased earnings by approximately $0.12 per share. Though loan demand was challenging during the quarter due to economic uncertainty, we are already seeing a stronger loan pipeline in April, and we are optimistic that this momentum will build through the remainder of the year.”

First Quarter Performance Highlights:

●	Annualized net interest margin was 4.11% for the current quarter, up from 4.03% the preceding quarter and 3.83% the same quarter a year ago.
●	Annualized return on average assets was 1.25% for current quarter, up from 1.05% the preceding quarter and 0.89% the same quarter a year ago.
●	Total assets remained steady at $2.6 billion at March 31, 2026, compared to December 31, 2025, and March 31, 2025.
●	Loans, net of deferred fees, totaled $2.0 billion at March 31, 2026, compared to $2.1 billion at December 31, 2025 and $2.0 billion at March 31, 2025.

●	Nonperforming loans totaled $16.7 million or 0.83% of total loans, at March 31, 2026, compared to $13.4 million, or 0.65% of total loans, at December 31, 2025, and $10.0 million, or 0.51% of total loans, at March 31, 2025.
●	The allowance for credit losses for loans totaled $20.6 million, or 1.02% of total loans outstanding, at March 31, 2026, compared to $21.2 million, or 1.03% of total loans outstanding, at December 31, 2025, and $18.5 million, or 0.94% of total loans outstanding, at March 31, 2025.
●	A $670,000 reversal of provision for credit losses was recorded during the current quarter, compared to a provision for credit losses of $250,000 in the prior quarter and $642,000 in the same quarter a year ago.
●	Deposits totaled $2.3 billion at March 31, 2026, compared to $2.2 billion at December 31, 2025 and $2.1 billion at March 31, 2025. At March 31, 2026, noninterest-bearing deposits totaled $609.2 million, or 26.9% of total deposits, compared to $578.1 million, or 26.1% of total deposits, at December 31, 2025, and $589.5 million, or 27.7% of total deposits, at March 31, 2025.
●	The Company did not repurchase any shares of common stock during the first quarter of 2026, compared to 29,111 shares repurchased during the fourth quarter of 2025 at an average cost of $27.75 per share, and 50,793 shares repurchased during the first quarter of 2025 at an average cost of $25.82 per share.
●	On February 19, 2026, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.30 per share, which was paid on April 9, 2026 to shareholders of record as of March 12, 2026.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at March 31, 2026.

Subsequent to quarter-end, the Company announced an executive leadership transition; additional details are provided below.

Earnings

Net interest income increased $191,000, or 0.8%, to $25.2 million for the first quarter of 2026 from $25.0 million for the prior quarter, and increased $2.3 million, or 10.1%, from $22.9 million for the same quarter a year ago. The increase from the prior quarter was primarily driven by increases in fed funds sold and interest-bearing balances in banks and FHLB dividends, and a decrease in interest expense on deposits. These changes were partially offset by decreases in interest income on loans, including fees, and interest income on investment securities, and an increase in interest expense on junior subordinated debentures.

The increase in net interest income compared to the same quarter in 2025 primarily reflects increases in interest income on loans, including fees, and FHLB dividends, and a decrease in interest expense on subordinated debt. These changes were partially offset by decreases in interest income on fed funds sold and interest-bearing balances in banks and on investment securities. Average interest-earning assets increased $19.3 million, or 0.8%, compared to the fourth quarter of 2025, and $59.9 million, or 2.3%, compared to the first quarter of 2025.

The average yield earned (annualized) on interest earning assets for the first quarter of 2026 was 5.64%, up from 5.53% for the fourth quarter of 2025 and 5.46% for the first quarter of 2025. The increase from the prior quarter reflects higher average yields on loans, partially offset by a lower average yield on investments and federal funds sold and interest-bearing balances in banks. The increase from the first quarter of 2025 reflects the origination of new loans at higher rates, and a special additional dividend received from the FHLB, partially offset by a lower average yield on interest-bearing balances in banks.

The average rate paid (annualized) on interest-bearing liabilities increased to 2.29% for the first quarter of 2026, up from 2.28% for the prior quarter and down from 2.49% for the first quarter of 2025. The slight increase over the prior quarter was primarily due to the acceleration of deferred debt issuance cost amortization associated with the early redemption of a junior subordinated debenture during the first quarter of 2026, partially offset by slightly lower deposit rates, reflecting the repricing of maturing time deposits at lower prevailing market rates as short-term interest rates stabilized during the quarter. The decrease in funding costs from the first quarter of 2025 was due to the payoff of the subordinated debt and lower rates paid on premium money market and time deposits, reflecting similar market-driven repricing conditions.

Interest income on loans, including fees, decreased $225,000, or 0.8%, to $29.6 million for the three months ended March 31, 2026, from $29.8 million for the prior quarter, primarily due to an $18.6 million decrease in the average balance of loans, partially offset by a 13 basis point increase in the average loan yield. Interest income on loans, including fees, increased $2.4 million, or 8.9%, for the three months ended March 31, 2026, from $27.1 million for the three months ended March 31, 2025, primarily due to an $89.2 million increase in the average balance of loans and a 23 basis point increase in the average loan yield. The average balance of loans was $2.0 billion for the first quarter of 2026, compared to $2.0 billion and $2.1 billion for the fourth quarter of 2025 and first quarter of 2025, respectively. The average yield on loans was 5.87% for the first quarter of 2026, compared to 5.74% for the fourth quarter of 2025 and 5.64% for the first quarter of 2025.

Interest income on loans also included $600,000 in accretion of the net discount on acquired loans for the three months ended March 31, 2026, compared to $58,000 and $215,000 for the three months ended December 31, 2025 and March 31, 2025, respectively. During the current quarter, one $4.0 million acquired commercial real estate loan paid off, resulting in $555,000 of discount accretion. Accretion of the net discount positively impacted the average loan yield by 11 basis points during the current quarter, compared to minimal impact during the fourth quarter of 2025 and the first quarter of 2025. The balance of net premiums on these acquired loans totaled $649,000, $87,000, and $223,000 at March 31, 2026, December 31, 2025, and March 31, 2025, respectively. Interest income also included $17,000 of fees related to prepayment penalties for the three months ended March 31, 2026, compared to $209,000 and $162,000 for the three months ended December 31, 2025 and March 31, 2025, respectively.

Interest income on investment securities decreased $111,000, or 4.9%, to $2.1 million for the three months ended March 31, 2026, compared to $2.2 million for the three months ended December 31, 2025, and decreased $322,000, or 13.1%, from $2.5 million for the three months ended March 31, 2025. The average yield on investment securities decreased two basis points to 4.59% for the three months ended March 31, 2026, compared to 4.61% for the three months ended December 31, 2025, and decreased 14 basis points from 4.73% for the three months ended March 31, 2025. The decrease from the prior quarter and same quarter a year ago was due to paydowns and calls on higher variable-rate securities and rate resets on variable rate securities. The average balance of investment securities totaled $188.2 million for the three months ended March 31, 2026, compared to $193.1 million and $210.2 million for the three months ended December 31, 2025 and March 31, 2025, respectively. In addition, the Company received $709,000 in cash dividends on its FRB and FHLB stock for the three months ended March 31, 2026, including $330,000 in special dividends from the FHLB, compared to $386,000 for the three months ended December 31, 2025 and $393,000 for the three months ended March 31, 2025.

Interest income on federal funds sold and interest-bearing balances in banks increased $223,000, or 11.7%, to $2.1 million for the three months ended March 31, 2026, compared to $1.9 million for the three months ended December 31, 2025, as a result of a $43.5 million increase in the average balance, partially offset by a 28 basis point decrease in average yield. Interest income decreased $513,000, or 19.4%, from $2.6 million for the three months ended March 31, 2025, due to decreases in both the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks decreased 28 basis points to 3.70% for the three months ended March 31, 2026, compared to 3.98% for the three months ended December 31, 2025, and decreased 77 basis points from 4.47% for the three months ended March 31, 2025, reflecting decreases in Federal Reserve policy rates. The average balance of federal funds sold and interest-bearing balances in banks totaled $234.2 million for the three months ended March 31, 2026, compared to $190.8 million and $240.3 million for the three months ended December 31, 2025 and March 31, 2025, respectively.

Interest expense increased $19,000, or 0.2%, to $9.4 million for the three months ended March 31, 2026, compared to $9.3 million for the three months ended December 31, 2025, and decreased $412,000, or 4.2%, compared to $9.8 million for the three months ended March 31, 2025. The increase in interest expense compared to the prior quarter primarily reflects the Company’s redemption of one junior subordinated debenture in the current quarter, which included $222,000 of accelerated amortized debt issuance costs. The decrease in interest expense compared to the same quarter of 2025 was primarily due to the Company’s redemption of all outstanding subordinated debt, resulting in lower interest expense. The average cost of interest-bearing liabilities for the first quarter of 2026 was 2.29%, up from 2.28% for the fourth quarter of 2025 and down from 2.49% for first quarter of 2025.

Interest expense on deposits decreased $186,000, or 2.0%, to $9.0 million for the three months ended March 31, 2026, compared to $9.2 million for the three months ended December 31, 2025, and increased $281,000, or 3.2% compared to $8.7 million for the three months ended March 31, 2025. The decrease from the prior quarter was due to lower rates paid on money market and time deposits. Compared to the same quarter last year, the decrease also reflects lower rates on money market and time deposits, partially offset by a shift in deposit mix from noninterest-bearing to higher-cost accounts. The average cost of deposits (including noninterest-bearing deposits) for the three months ended March 31, 2026 was 1.63%, down from 1.64% for the three months ended December 31, 2025 and 1.66% for the three months ended March 31, 2025. The average balance of deposits totaled $2.2 billion for the first quarter of 2026, consistent with the fourth quarter of 2025, and $2.1 billion for the first quarter of 2025. The average balance of noninterest-bearing deposits decreased $19.2 million, or 3.2%, to $586.5 million for the three months ended March 31, 2026, compared to $605.7 million for the three months ended December 31, 2025, and decreased $17.2 million, or 2.9%, compared to $603.7 million for the three months ended March 31, 2025.

Annualized net interest margin was 4.11% for the first quarter of 2026, compared to 4.03% for the fourth quarter of 2025 and 3.83% for the first quarter of 2025.

The average yield on interest-earning assets for the first quarter of 2026 increased 11 basis points and 18 basis points from the prior quarter and the first quarter of 2025, respectively. The average rate paid on interest-bearing liabilities decreased one basis point and 20 basis points from the prior quarter and the first quarter of 2025, respectively. The increase in net interest margin from the prior quarter and the same quarter a year ago reflects higher average yields on loans, the impact of discount accretion on acquired loans, a special dividend from the FHLB, and lower average costs of interest-bearing liabilities, partially offset by the redemption of subordinated debt. For the first quarter of 2026, the average yield on loans increased to 5.87%, contributing to the year-over-year improvement in asset yields.

The Company recorded a $670,000 reversal of provision for credit losses for the first quarter of 2026, compared to provisions of $250,000 and $642,000 for the fourth quarter of 2025 and the first quarter of 2025, respectively. The reversal of provision in the current quarter was mainly driven by a decrease in total loans outstanding and, to a lesser extent, decreasing quantitative loss rates due to favorable changes in forecasted economic conditions.

Noninterest income for the first quarter of 2026 increased $660,000, or 74.6%, to $1.5 million compared to $885,000 for the prior quarter of 2025, and increased $105,000, or 7.3%, compared to $1.4 million for the first quarter of 2025. The increase in noninterest income compared to the prior quarter of 2025 was primarily due to an $811,000 swing in equity securities, which went from a loss of $753,000 for the three months ended December 31, 2025, to a gain of $58,000 for the three months ended March 31, 2026, reflecting positive fair value adjustments due to strong market conditions, and a $116,000 increase in gain on sale of loans. These increases were partially offset by decreases of $130,000 in loan servicing fees and other fees due to decrease in loan activity and late charges, $112,000 in service charges and other fees, and $13,000 in other income and loan fees. The increase in noninterest income compared to the same quarter of 2025 was primarily due to a $313,000 swing in equity securities, which went from a loss of $255,000 for the three months ended March 31, 2025, a $194,000 increase in gain on a Small Business Investment Company (“SBIC”) fund investment, partially offset by a $204,000 decrease in service charges and other fees due to lower customer deposits placed in Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep (“ICS”) money market product services via the IntraFi Network, a $102,000 decrease in loan servicing fees and other fees primarily due to decrease in late charges, and a $75,000 decrease in gain on sale of loans.

Noninterest expense for the first quarter of 2026 increased $340,000, or 2.1%, to $16.5 million, compared to $16.2 million for the fourth quarter of 2025, and increased $517,000, or 3.2%, compared to $16.0 million for the first quarter of 2025. The increase from the prior quarter primarily reflects a $457,000 increase in salaries and employee benefits due to an adjustment to higher incentive expense at payout and an increase in base wages. This increase was partially offset by a $90,000 decrease in other expense, which was due in part to a $50,000 increase in the amount of excess funds returned to the Bank from a loss reserve account previously established under the California Capital Access Program (CalCAP), which is designed to support small business lending by requiring contributions to a reserve fund that covers potential loan losses.

These funds were no longer needed due to strong loan performance and were returned to the Bank. Compared to the first quarter of 2025, the increase in noninterest expense was primarily due to a $914,000 increase in salaries and employee benefits, resulting from higher incentive expense, increased base wages, higher employee insurance claims, and lower deferred salary costs due to lower loan originations, as well as a $185,000 increase in data processing expense due to newly implemented services in 2025 and higher vendor data processing charges. These increases were partially offset by a $573,000 decrease in other expense, primarily due to $450,000 of excess funds being returned to the Bank in the first quarter of 2026 from the CalCAP loss reserve account, whereas no unused CalCAP funds were returned in the first quarter of 2025, as well as lower legal and professional service costs and reduced deposit premium amortization.

The provision for income taxes increased $109,000, or 4.2%, to $2.7 million for the first quarter of 2026, compared to $2.6 million for the fourth quarter of 2025 and increased $738,000, or 37.1%, from $2.0 million for the first quarter of 2025. The effective tax rate for the first quarter of 2026 was 25.0%, compared to 27.6% for the prior quarter of 2025 and 25.8% for the first quarter of 2025. The decrease in the effective tax rate from the prior quarter and the same quarter a year ago primarily reflects true-up adjustments for state apportionment and other year-end adjustments.

Loans and Credit Quality

Loans, net of deferred fees, totaled $2.0 billion at March 31, 2026, compared to $2.1 billion at December 31, 2025 and $2.0 billion at March 31, 2025. Loans decreased $55.1 million from December 31, 2025, and increased $44.6 million from March 31, 2025. The decrease in loans from December 31, 2025 was primarily due to $90.5 million of loan repayments, partially offset by $34.7 million of new loan originations and $3.2 million of loan purchases. During the current quarter, the Company sold loans totaling $2.4 million, of which $919,000 were nonperforming assets.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due, totaled $16.7 million, or 0.83% of total loans, at March 31, 2026, compared to $13.4 million, or 0.65% of total loans, at December 31, 2025, and $9.8 million, or 0.51% of total loans, at March 31, 2025. The increase from the prior quarter-end was primarily due to one $4.9 million commercial real estate loan being placed on non-accrual during the current quarter, partially offset by payoffs of five non-accrual loans totaling $1.6 million. The majority of nonperforming loans remain concentrated in the commercial real estate portfolio, while consumer and other commercial loans continue to exhibit low levels of delinquencies.

The portion of nonaccrual loans guaranteed by government agencies totaled $932,000 at March 31, 2026, compared to $1.7 million at December 31, 2025, and $618,000 at March 31, 2025, with the decrease from the prior quarter-end being due to pay-off of one government guaranteed loan. As of March 31, 2026 and December 31, 2025, there were no loans 90 days or more past due that were still accruing and in the process of collection, compared to one such loan totaling $150,000 at March 31, 2025. Accruing loans past due 30-89 days totaled $2.3 million at March 31, 2026, compared to $1.1 million at December 31, 2025, and $10.8 million at March 31, 2025. The $1.2 million increase in accruing loans past due 30-89 days at March 31, 2026, as compared to December 31, 2025, was primarily due to two SBA commercial real estate loans totaling $1.4 million and 15 CalCAP truck loans totaling $565,000, partially offset by paydowns and loans returning to accrual status.

At March 31, 2026, the Company’s allowance for credit losses for loans was $20.6 million, or 1.02% of total loans, compared to $21.2 million, or 1.03% of total loans, at December 31, 2025 and $18.5 million, or 0.94% of total loans, at March 31, 2025. We recorded $14,000 in net charge-offs for the first quarter of 2026, compared to no net charge-offs in the prior quarter, and $102,000 net charge-offs in the first quarter of 2025. The decrease in the allowance for loan losses at March 31, 2026, compared to December 31, 2025, was primarily attributable to a decrease in the reserve for pooled loans due to lower loan balances, partially offset by changes in macroeconomic forecasts, including lower forecasted unemployment and an improved national gross domestic product outlook. In addition, there was an $81,000 decrease in the reserve for individually evaluated loans as compared to the prior quarter. Qualitative risk factor classifications remained unchanged during the quarter.

At March 31, 2026, acquired loans, net of discounts and premiums, totaled $108.4 million, with a remaining net premium of $649,000, compared to $123.6 million and $87,000 at December 31, 2025, and $152.4 million and $223,000 at March

31, 2025, respectively. The decrease in acquired loans, net of discounts and premiums, from December 31, 2025 was primarily due to $585,000 of discount accretion resulting from the payoff of one acquired commercial real estate loan.

Deposits and Borrowings

Deposits increased $51.8 million, or 2.3%, to $2.3 billion at March 31, 2026, compared to $2.2 billion at December 31, 2025, and increased $136.6 million, or 6.4%, compared to $2.1 billion at March 31, 2025. Noninterest-bearing deposits totaled $609.2 million, or 26.9% of total deposits, at March 31, 2026, compared to $578.1 million, or 26.1%, at December 31, 2025, and $589.5 million, or 27.7%, at March 31, 2025.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep (ICS) product that allows customers to insure deposits above FDIC insurance limits. At both March 31, 2026 and December 31, 2025, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $63,000.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at March 31, 2026, December 31, 2025 or March 31, 2025. The Bank also has Federal Funds lines with four correspondent banks, with an aggregate available commitment of $65.0 million at March 31, 2026. The Bank has approved discount window advances with the FRB of San Francisco secured by certain loan types. The Bank had no outstanding FHLB advances, Federal Reserve discount window borrowings, or other borrowings at March 31, 2026, December 31, 2025, or March 31, 2025.

At March 31, 2026, outstanding junior subordinated debentures totaled $5.9 million, compared to $8.7 million at December 31, 2025 and March 31, 2025. The decrease reflects the redemption of one debenture during the first quarter of 2026. The Company had no subordinated debt outstanding at March 31, 2026 and December 31, 2025, compared to $63.8 million at March 31, 2025, due to redemption during 2025.

Shareholders’ Equity

Shareholders’ equity totaled $344.0 million at March 31, 2026, compared to $338.6 million at December 31, 2025, and $329.3 million at March 31, 2025. The increase from December 31, 2025 was primarily the result of net income of $8.2 million and $340,000 of other comprehensive income, net of taxes, related mainly to changes in unrealized gains on available-for-sale securities. These increases were partially offset by $3.3 million of accrued cash dividends. At March 31, 2026, a total of 202,444 shares remained available for repurchase under the Company’s current stock repurchase program.

The increase in shareholders’ equity during the three months ended March 31, 2026, compared to the three months ended March 31, 2025, primarily was due to a $2.5 million increase in net income and a $1.2 million decrease in other comprehensive income, net of taxes, during the three months ended March 31, 2026.

Management Transition

Subsequent to quarter-end, the Company announced an executive leadership transition to support the Company’s next phase of growth, including the appointment of William J. Black, Jr. as Executive Vice Chair, Christopher F. Baron as President and Chief Executive Officer, and Kevin L. Thompson as EVP, Chief Financial Officer and Corporate Secretary. On April 7, 2026, the Board of Directors approved the involuntary termination without cause of three senior executive officers: George J. Guarini (President and Chief Executive Officer), Janet L. King (Sr. EVP and Chief Operating Officer), and Keary L. Colwell (Sr. EVP, Chief Financial Officer, Chief Administrative Officer and Corporate Secretary). In connection with these actions, the Company expects to recognize charges in the second quarter of 2026 related to cash severance, equity award vesting acceleration, and continuation of benefits for the departing executives. Each departing executive’ change in role was effective April 10, 2026, with a separation date of July 6, 2026, during which time they will continue as non-executive employees providing transition assistance.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements and from historical performance. Factors that could cause actual results to differ materially include, but are not limited to: the Company’s ability to successfully execute its management transition, retain key employees and clients, and achieve its strategic objectives; adverse economic conditions in the Company’s local market areas, other markets where the Company has lending relationships; changes in employment levels, labor shortages, persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which could adversely affect the Company’s revenues and expenses, the value of its assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal responses, and their effect on consumer and business behavior; fiscal policy disputes or disruptions, including the effects of any federal government shutdown or delays in budget approvals; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; future acquisitions by the Company of other depository institutions or lines of business; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position and loan and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or cyberattacks; environmental, social and governance matters; legislation or regulatory changes, including but not limited to changes in capital requirements, banking regulations, tax laws, or consumer protection laws; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect financial markets, global supply chains, commodity prices, or economic activity; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on the Company’s business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the SEC, which are available on the Company’s website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025

Interest income
Loans, including fees	$29,578	$29,803	$27,149
Investment securities	2,132	2,243	2,454
Fed funds sold and interest-bearing balances in banks	2,136	1,913	2,649
FHLB dividends	584	254	249
FRB dividends	120	127	145
Total interest and dividend income	34,550	34,340	32,646
Interest expense
Deposits	8,964	9,150	8,683
Subordinated debt	—	—	891
Junior subordinated debt	390	185	192
Total interest expense	9,354	9,335	9,766
Net interest income	25,196	25,005	22,880
(Reversal) provision for credit losses	(670)	250	642
Net interest income after provision for credit losses	25,866	24,755	22,238
Noninterest income
Gain on sale of loans	123	17	198
Gain (loss) on equity securities	58	(753)	(255)
Service charges and other fees	741	853	945
Loan servicing fees and other fees	287	417	389
Gain (loss) on investment in SBIC fund	85	87	(109)
Other income and fees	251	264	272
Total noninterest income	1,545	885	1,440
Noninterest expense
Salaries and employee benefits	10,849	10,392	9,935
Occupancy and equipment	2,127	2,129	2,136
Data processing	2,038	2,063	1,853
Other expense	1,492	1,582	2,065
Total noninterest expense	16,506	16,166	15,989
Income before provision for income taxes	10,905	9,474	7,689
Provision for income taxes	2,725	2,616	1,987
Net income	$8,180	$6,858	$5,702

Net income per common share:
Basic	$0.75	$0.63	$0.51
Diluted	0.75	0.63	0.51

Weighted average shares used to compute net income per common share:
Basic	10,909,077	10,896,681	11,136,058
Diluted	10,909,077	10,896,681	11,136,058

Comprehensive income
Net income	$8,180	$6,858	$5,702
Other comprehensive income:
Change in unrealized gain on available-for-sale securities	318	1,812	2,928
Deferred tax expense (benefit)	22	(483)	(833)
Other comprehensive income, net of tax	340	1,329	2,095
Comprehensive income	$8,520	$8,187	$7,797

BAYCOM CORP

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2026	2025	2025

Assets
Cash and due from banks	$18,561	$26,785	$21,037
Federal funds sold and interest-bearing balances in banks	287,343	179,729	235,512
Cash and cash equivalents	305,904	206,514	256,549
Investment securities available-for-sale ("AFS"), at fair value, net of allowance for credit losses of $0 at March 31, 2026, December 31, 2025 and March 31, 2025	189,432	179,708	192,400
Equity securities, at fair value	12,613	12,554	12,865
Federal Home Loan Bank ("FHLB") stock, at par	11,524	11,524	11,313
Federal Reserve Bank ("FRB") stock, at par	7,727	7,722	9,648
Loans held for sale	125	1,316	276
Loans, net of deferred fees	2,011,282	2,066,336	1,966,668
Allowance for credit losses for loans	(20,600)	(21,210)	(18,500)
Premises and equipment, net	13,036	13,220	13,257
Core deposit intangible	1,631	1,745	2,430
Cash surrender value of bank owned life insurance policies, net	24,547	24,353	23,777
Right-of-use assets	13,590	12,665	13,965
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	38,887	38,392	40,312
Total Assets	$2,648,536	$2,593,677	$2,563,798

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$609,226	$578,068	$589,483
Interest-bearing deposits
Transaction accounts and savings	655,968	649,212	656,270
Premium money market	413,074	419,177	357,684
Time deposits	587,122	567,183	525,393
Total deposits	2,265,390	2,213,640	2,128,830
Junior subordinated deferrable interest debentures, net	5,874	8,726	8,665
Subordinated debt, net	—	—	63,779
Salary continuation plans	5,274	5,122	4,724
Lease liabilities	14,568	13,659	15,016
Interest payable and other liabilities	13,442	13,976	13,447
Total Liabilities	2,304,548	2,255,123	2,234,461

Shareholders’ Equity
Common stock, no par value	166,473	166,285	171,386
Accumulated other comprehensive loss, net of tax	(6,294)	(6,634)	(10,911)
Retained earnings	183,809	178,903	168,862
Total Shareholders’ Equity	343,988	338,554	329,337
Total Liabilities and Shareholders’ Equity	$2,648,536	$2,593,677	$2,563,798

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Data:	2026	2025	2025

Performance Ratios:
Return on average assets (1)	1.25%	1.05%	0.89%
Return on average equity (1)	9.54	8.23	6.92
Yield earned on average interest-earning assets (1)	5.64	5.53	5.46
Rate paid on average interest-bearing liabilities (1)	2.29	2.28	2.49
Interest rate spread - average during the period (1)	3.35	3.25	2.97
Net interest margin (1)	4.11	4.03	3.83
Loan to deposit ratio	88.78	93.35	92.38
Efficiency ratio (2)	61.73	62.44	65.74
Charge-offs, net	$14	$—	$102

Per Share Data:
Shares outstanding at end of period	10,909,317	10,887,681	11,089,682
Average diluted shares outstanding	10,909,077	10,896,681	11,136,058
Diluted earnings per share	$0.75	$0.63	$0.51
Book value per share	31.53	31.10	29.70
Tangible book value per share (3)	27.82	27.37	25.98

Asset Quality Data:
Nonperforming assets to total assets (4)	0.63%	0.52%	0.39%
Nonperforming loans to total loans (5)	0.83%	0.65%	0.51%
Allowance for credit losses on loans to nonperforming loans (5)	123.50%	157.78%	185.30%
Allowance for credit losses on loans to total loans	1.02%	1.03%	0.94%
Classified assets (graded substandard and doubtful)	$43,787	$49,537	$41,352
Total accruing loans 30‑89 days past due	2,315	1,087	10,751
Total loans 90 days past due and still accruing	—	—	150

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	11.70%	11.45%	13.92%
Common equity tier 1 capital ratio — Bank (6)	14.54%	13.84%	17.23%
Tier 1 capital ratio — Bank (6)	14.54%	13.84%	17.23%
Total capital ratio — Bank (6)	15.55%	14.87%	18.17%
Equity to total assets — end of period	12.99%	13.05%	12.85%
Tangible equity to tangible assets — end of period (3)	11.64%	11.67%	11.42%

Loans:
Real estate	$1,820,009	$1,872,239	$1,774,638
Non-real estate	173,415	179,923	181,650
Nonaccrual loans	16,681	13,443	9,834
Mark to fair value at acquisition	649	87	223
Total Loans	2,010,754	2,065,692	1,966,345
Net deferred fees on loans	528	644	323
Loans, net of deferred fees	$2,011,282	$2,066,336	$1,966,668

Other Data:
Number of full-service offices	34	34	35
Number of full-time equivalent employees	327	327	320

(1)	Three-month period information is annualized
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations and are not required to be uniformly applied. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2026	2025	2025

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$343,988	$338,554	$329,337
less: Goodwill and other intangibles	40,469	40,583	41,268
Tangible equity and common shareholders’ equity (Non-GAAP)	$303,519	$297,971	$288,069

Total assets (GAAP)	$2,648,536	$2,593,677	$2,563,798
less: Goodwill and other intangibles	40,469	40,583	41,268
Total tangible assets (Non-GAAP)	$2,608,067	$2,553,094	$2,522,530

Equity to total assets (GAAP)	12.99%	13.05%	12.85%
Tangible equity to tangible assets (Non-GAAP)	11.64%	11.67%	11.42%
Book value per share (GAAP)	$31.53	$31.10	$29.70
Tangible book value per share (Non-GAAP)	$27.82	$27.37	$25.98

CONTACT:

BayCom Corp

Kevin L. Thompson, 925-476-1800

klthompson@ubb-us.com

Source: BayCom Corp